Exhibit 4.2

LOCAL CORPORATION

TO

U.S. BANK NATIONAL ASSOCIATION, as Trustee

FORM OF [FIRST][SECOND] SUPPLEMENTAL INDENTURE TO

INDENTURE DATED MARCH [    ], 2015

(SUBORDINATED DEBT SECURITIES)

Dated as of March [    ], 2015

Series [A][B] Senior Convertible Notes

LOCAL CORPORATION

[FIRST][SECOND] SUPPLEMENTAL INDENTURE TO

INDENTURE DATED MARCH [    ], 2015

(SUBORDINATED DEBT SECURITIES)

SERIES [A][B] SENIOR SUBORDINATED CONVERTIBLE NOTES

[FIRST][SECOND] SUPPLEMENTAL INDENTURE, dated as of March [    ], 2015 (this “[First][Second] Supplemental Indenture”), between LOCAL CORPORATION, a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as Trustee (the “Trustee”).

RECITALS

A. The Company has heretofore executed and delivered to the Trustee an Indenture, dated as of March [    ], 2015, (the “Indenture”), providing for the issuance from time to time of Securities (as defined in the Indenture) by the Company.

B. Section 301 of the Indenture provides for various matters with respect to any series of Securities issued under the Indenture to be established in an indenture supplemental to the Indenture.

C. Section 901(7) of the Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Indenture without the consent of Holders of Securities in order to establish the form or terms of Securities of any series and any related coupons as permitted or contemplated by Sections 201 and 301 of the Indenture.

D. In accordance with that certain Securities Purchase Agreement, dated March 9, 2015 (the “Securities Purchase Agreement”), by and among the Company and the investors party thereto (the “Investors”), the Company has agreed to sell to the Investors, and the Investors have agreed to purchase, at the Closing (as defined in the Securities Purchase Agreement) subject to the satisfaction of certain terms and conditions set forth therein), in accordance with the Indenture and the Supplemental Indentures (as defined below) (i) (A) $4,568,056 in aggregate principal amount of Series A Notes (as defined below) and (B) Warrants (as defined in the Securities Purchase Agreement) to purchase Common Stock (as defined in the Securities Purchase Agreement) of the Company, to be issued in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”) and Rule 506(b) of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act and (ii) $4.75 million in aggregate principal amount of Series B Notes (as defined below), to be issued pursuant to the Company’s Registration Statement on Form S-3 (File number 333-196429) (the “Registration Statement”), at the Closing (as defined in the Securities Purchase Agreement).

E. The Company hereby desires to supplement the Indenture pursuant to this [First][Second] Supplemental Indenture to set forth the terms and conditions of the Series [A][B] to be issued in accordance herewith.

NOW, THEREFORE, THIS [FIRST][SECOND] SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and the issuance of the series of Securities provided for herein, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Securities of such series, as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS

Section 1.1. RELATION TO INDENTURE; HOLDERS DEEMED TO BE BOUND. This [First][Second] Supplemental Indenture constitutes an integral part of the Indenture. All references herein to the Indenture shall mean the Indenture, as amended and supplemented by this [First][Second] Supplemental Indenture. The holders of Series [A][B] Notes, by acceptance of such Series [A][B] Notes, are deemed to be bound by the terms and conditions of the Indenture as amended and supplemented by this [First][Second] Supplemental Indenture.

Section 1.2. DEFINITIONS. For all purposes of this [First][Second] Supplemental Indenture:

(a) Capitalized terms used herein without definition shall have the meanings specified in the Indenture or in the Securities, as applicable;

(b) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this [First][Second] Supplemental Indenture; and

(c) The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this [First][Second] Supplemental Indenture.

ARTICLE II

THE SERIES OF SECURITIES

Section 2.1. TITLE. There shall be a series of Securities designated the “Series [A][B] Senior Subordinated Convertible Notes” (the “Series [A][B] Notes”).

Section 2.2. LIMITATION ON AGGREGATE PRINCIPAL AMOUNT. The aggregate principal amount of the Series [A][B] Notes shall initially be limited to [INSERT IN SERIES A SUPPLEMENTAL INDENTURE ONLY: $4,568,056. On the date hereof, the Company intends to issue, in accordance with the terms of the Securities Purchase Agreement and the related Indenture supplement, $4.75 million in aggregate principal amount of additional Securities designated as “Series B Senior Subordinated Convertible Notes” (the “Series B

Notes”) in the form attached as Exhibit A-2 to the Securities Purchase Agreement and the related indenture supplement (the “Series B Supplemental Indenture”, and together with this Supplemental Indenture, the “Supplemental Indentures”).][INSERT IN SERIES B SUPPLEMENTAL INDENTURE ONLY: $4.75 million. On the date hereof, the Company has issued, in accordance with the terms of the Securities Purchase Agreement and the related Indenture supplement, $4,568,056 in aggregate principal amount of additional Securities designated as “Series A Senior Subordinated Convertible Notes” (the “Series A Notes”) in the form attached as Exhibit A-1 to the Securities Purchase Agreement, the Registration Statement and the related indenture supplement (the “Series A Supplemental Indenture”, and together with this Supplemental Indenture, the “Supplemental Indentures”).] The Series [A][B] Notes, together with the Series [B][A] Notes offered by the Series A Supplemental Indenture, will constitute two separate series of Securities under the Indenture.

Section 2.3. RANK. The Series [A][B] Notes and the Series [B][A] Notes shall rank pari passu in right of payment.

Section 2.4. PRINCIPAL PAYMENT DATE. The principal amount of the Series [A][B] Notes outstanding (together with any accrued and unpaid interest and other amounts) shall be payable in accordance with the terms and conditions set forth in the Series [A][B] Notes on each [INSERT IN SERIES B SUPPLEMENTAL INDENTURE ONLY: Installment Date,] Interest Date, Conversion Date, Redemption Date and on the Maturity Date, in each case as defined in the Series [A][B] Notes.

Section 2.5. INTEREST AND INTEREST RATES. The rate of interest on each Security shall be [INSERT IN SERIES A SUPPLEMENTAL INDENTURE ONLY: 8%][INSERT IN SERIES B SUPPLEMENTAL INDENTURE ONLY: 10%] per annum, subject to adjustment as provided in the Series [A][B] Notes, accruing from March [    ], 2015, and shall be payable at such times and in the manner set forth in the Series [A][B] Notes. Any interest to be paid with respect to any Series [A][B] Note will, as provided in the Indenture and the Series [A][B] Notes, be paid to the record holder of such Security [INSERT IN SERIES A SUPPLEMENTAL INDENTURE ONLY: on the applicable Interest Date in Interest Shares, Cash Interest or a combination of Interest Shares and Cash Interest, as applicable, as set forth in the Series A Notes.][INSERT IN SERIES B SUPPLEMENTAL INDENTURE ONLY: (i) on each Interest Date occurring on an Installment Date in accordance with Section 8 of the Series B Notes as part of the applicable Installment Amount due on the applicable Installment Date or (ii) with respect to each other Interest Date and subject to the limitations set forth in Section 2.20(a)(iii), on such Interest Date in cash.]

Section 2.6. PLACE OF PAYMENT. The Place of Payment where the Series [A][B] Notes may be presented or surrendered for payment of principal, interest and other amounts payable thereunder shall initially be the office of the Issuer set forth for such purpose. The place where the Series [A][B] Notes may be surrendered for registration of transfer or exchange (to the extent required or permitted, as applicable, by the terms of the Series [A][B] Notes) and where notices and demand to or upon the Trustee in respect of the Series [A][B] Notes and the Indenture may be made shall initially be the Corporate Trust Office of the Trustee.

Section 2.7. [INSERT IN SERIES A SUPPLEMENTAL INDENTURE ONLY: REDEMPTION. The Company may redeem the Series A Notes, in whole or in part, at such times and in the manner set forth in the Series A Notes.][INSERT IN SERIES B SUPPLEMENTAL INDENTURE ONLY: Reserved]

Section 2.8. DENOMINATION. The Securities of this series shall be issuable only in registered form without coupons and in minimum denominations of $10,000 and integral multiples of $1.00 in excess thereof.

Section 2.9. CURRENCY. Principal and interest and any other amounts payable, from time to time, on the Series [A][B] Notes shall be payable in United States Dollars (“U.S. Dollars”) in accordance with Section [26] of the Series [A][B] Notes.

Section 2.10. FORM OF SECURITIES. In lieu of the Form of Security provided in Exhibit A of the Indenture, the Series [A][B] Notes shall be issued in the form attached to the Securities Purchase Agreement and hereto as Exhibit [A-1][A-2]. The Company has elected to issue only definitive Securities and shall not issue any Global Securities hereunder. Notwithstanding the issuance of definitive Securities, the Register (as defined in the Series [A][B] Notes) kept by the Securities Registrar shall be conclusive and binding on the Holders of the Securities.

Section 2.11. CONVERTIBLE SECURITIES; RESTRICTIONS ON TRANSFER. The Series [A][B] Notes are convertible into the Common Stock of the Company upon the terms and conditions set forth in the Series [A][B] Notes. [INSERT IN SERIES A SUPPLEMENTAL INDENTURE: The Series A Notes and any shares of Common Stock issued upon conversion of any Series A Note may be offered, sold, assigned or transferred by the holder thereof without restriction and without the consent of the Company, subject only to the provisions of Section 2(g) of the Securities Purchase Agreement.] [INSERT IN SERIES B SUPPLEMENTAL INDENTURE: The Series B Notes and any shares of Common Stock issued upon conversion of any Series B Note may be offered, sold, assigned or transferred by the holder thereof without restriction and without the consent of the Company.]

Section 2.12. SECURITIES REGISTRAR. The Trustee shall serve initially as Securities Registrar.

Section 2.13. SINKING FUND OBLIGATIONS. The Company has no obligation to redeem or purchase any Series [A][B] Notes pursuant to any sinking fund or analogous requirement.

Section 2.14. FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION. In lieu of the form of Trustee’s Certificate of Authentication set forth in Section 202 of the Indenture, each Series [A][B] Note shall be authenticated by the Trustee pursuant to the “Certificate of Authentication” set forth on the signature page of each Series [A][B] Note.

Section 2.15. EXCLUDED PROVISIONS. The Company has elected that none of the following provisions of the Indenture shall be applicable to the Series [A][B] Notes and any analogous provisions (including definitions related thereto) of this [First][Second] Supplemental Indenture and/or the Series [A][B] Notes shall govern in lieu thereof:

•	The following definitions in Section 101:

•	“Affiliate”;

•	“Business Day”;

•	“Common Stock”;

•	“Conversion Price”;

•	“Make-Whole Amount”;

•	“Redemption Date”;

•	“Redemption Price”;

•	“Subsidiary”;

•	“Trading Day”;

•	Section 112 (Legal Holidays);

•	Section 203 (Securities Issuable in Global Form);

•	Section 302 (Denominations);

•	Section 304 (Temporary Securities);

•	Section 306 (Mutilated, Destroyed, Lost and Stolen Securities);

•	Section 307 (Payment of Interest; Interest Rights Preserved);

•	Section 310 (Computation of Interest);

•	Section 401 (Satisfaction and Discharge of Indenture);

•	Section 402 (Application of Trust Funds);

•	Section 502 (Acceleration of Maturity; Rescission and Annulment)

•	Section 507 (Limitation on Suits);

•	Section 901 (Supplemental Indentures Without Consent of Holders);

•	Section 902 (Supplement Indentures with Consent of Holders);

•	Section 1004 (Existence);

•	Section 1005 (Maintenance of Properties);

•	Section 1006 (Insurance);

•	Section 1009 (Waiver of Certain Covenants);

•	Article Eight (Consolidation, Merger, Sale, Lease or Conveyance);

•	Article Eleven (Redemption of Securities);

•	Article Twelve (Sinking Funds);

•	Article Thirteen (Repayment at the Option of Holders);

•	Article Fourteen (Defeasance and Covenant Defeasance); and

•	Article Seventeen (Conversion of Securities).

Section 2.16. DEFINITIONS. The definition of “Senior Indebtedness” in Section 101 shall have the meaning stated in “Permitted Senior Indebtedness” in Section 33 of the Series [A][B] Notes. The definition of “Stated Maturity” in Section 101 shall have the meaning stated in “Maturity Date” in Section 33 of the Series [A][B] Notes.

Section 2.17. EVENTS OF DEFAULT. In accordance with Section 301(16) of the Indenture, only the Events of Default set forth in Section 4(a) of the Series [A][B] Notes shall be applicable to the Series [A][B] Notes.

Section 2.18. COVENANTS. In addition to the covenants set forth in Article Ten of the Indenture (other than in Section 1004, Section 1005 and Section 1006), the Company shall comply with the additional covenants set forth in Section 15 of the Series [A][B] Notes and in Sections 4 and 5 of the Securities Purchase Agreement.

Section 2.19. IMMEDIATELY AVAILABLE FUNDS. All cash payments of principal and interest shall be made in U.S. Dollars and immediately available funds.

Section 2.20. SUBORDINATION. The Company and the holders of Senior Indebtedness as of the date hereof have agreed that (i) the subordination provisions of Sections 1601, 1602, 1603 and 1605 of Article Sixteen of the Indenture are hereby amended and restated in the form of this Section 2.20, mutatis mutandis, and such other provisions of Article Sixteen of the Indenture shall otherwise remain in full force and effect and (ii) the Series [A][B] Notes are subordinated in accordance with Section Sixteen of the Indenture (as amended by this Section 2.20).

(a) Permitted Cash Payments.

(i) Restrictions on Cash Redemptions. Notwithstanding anything in the Indenture to the contrary, while the Permitted Senior Indebtedness remains outstanding (x) there shall be no restrictions on the right of a holder of Series [A][B] Notes to deliver any Redemption Notice (as defined in the Series [A][B] Notes) to the Company and (y) the Company shall be prohibited from paying any holder of Series [A][B] Notes in cash, and each holder of Series [A][B] Notes shall be prohibited from accepting any cash amount from the Company, in satisfaction of any amount owed under the Series [A][B] Notes with respect thereto; provided, that the foregoing restrictions on cash payments shall not apply at any time (x) the Current Senior Lender (as defined in the Series [A][B] Notes) does not hold any Permitted Senior Indebtedness and (y) if at such time the Potential Successor Senior Lender (as defined in the Series [A][B] Notes) holds Permitted Senior Indebtedness, (I) to the extent that after giving effect to the applicable cash payment the Company and its Subsidiaries, on a consolidated basis, have at least $500,000 in cash or cash equivalents (excluding cash held in the Company’s collection account or other account subject to daily cash sweep), and (II) no event of default under the Permitted Senior Indebtedness has occurred and is continuing.

(ii) Payments of Interest and Other Amounts. Notwithstanding anything in the Indenture to the contrary, the Company shall be permitted to pay, and each holder of Series [A][B] Notes shall be permitted to receive, with respect to any Series [A][B] Notes of such holder, any (i) Interest (as defined in the Series [A][B] Notes), (ii) Late Charges (as defined in the Series [A][B] Notes, (iii) Buy-In Price (as defined in each of the Securities Purchase Agreement and the Notes, (iv) Allocation Cancellation Amount (as defined in each of the Series [A][B] Notes), or (v) Exchange Cap Cancellation Amount (as defined in each of the Series [A][B] Notes), in each case, due and payable from time to time, in accordance therewith; provided, however, that, while the Permitted Senior Indebtedness remains outstanding, the Company shall only be permitted to pay the amounts set forth in (i) through (v) above in shares of Common Stock (as defined in the Series [A][B] Notes) and/or any other securities of the Company or any of its Subsidiaries (or any successor entities) that are not senior in rank or payment to the Permitted Senior Indebtedness; provided, that the foregoing restrictions on cash payments shall not apply at any time (x) the Current Senior Lender does not hold any Permitted Senior Indebtedness and (y) if at such time the Potential Successor Senior Lender holds Permitted Senior Indebtedness, (I) to the extent that after giving effect to the applicable cash payment the Company and its Subsidiaries, on a consolidated basis, have at least $500,000 in cash or cash equivalents (excluding cash held in the Company’s collection account or other account subject to daily cash sweep), and (II) no event of default under the Permitted Senior Indebtedness has occurred and is continuing.

(b) No Limitation on Payment in Equity or Equity-Linked Securities. Notwithstanding anything in the Indenture to the contrary, there shall be no restrictions on the Company’s right, at any time, to deliver, and the right of a holder of Series [A][B] Notes, at any time, to receive, shares of Common Stock and/or any other equity or equity-linked securities of the Company or any of its Subsidiaries (or any successor entities), as applicable, in satisfaction of all, or any part, of any amounts outstanding or other obligations under such Series [A][B] Notes or any other Transaction Document (as defined in the Securities Purchase Agreement), whether upon conversion of any Notes (as defined in the Securities Purchase Agreement), exercise of any Warrants (as defined in the Securities Purchase Agreement) or otherwise, provided that, so long as any Permitted Senior Indebtedness is outstanding, any such securities delivered to the holders of Series [A][B] Notes shall be junior in rank or payment to the Permitted Senior Indebtedness.

(c) No Limitation on Actions to Enforce Payment in Securities. Notwithstanding anything in the Indenture to the contrary, there shall be no restrictions on the rights of a holder of Series [A][B] Notes to, at any time, take any actions, in law or equity, in any court or other Governmental Entity (as defined in the Securities Purchase Agreement) to enforce such holder’s right to receive payment in shares of Common Stock or and/or any other securities of the Company or any of its Subsidiaries, as applicable, in satisfaction of all, or any part, of any amounts outstanding or other obligations under such Series [A][B] Notes or any other Transaction Document, whether in connection with a proposed conversion of any Notes, exercise of any Warrants or otherwise; provided that, so long as any Permitted Senior Indebtedness is outstanding, (x) any such securities delivered to the holders of Series [A][B] Notes shall be junior in rank or right of payment to the Permitted Senior Indebtedness and (y) no holder of Series [A][B] Notes shall institute any action, in law or equity, to commence bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors against the Company or any of its Subsidiaries or consent to the filing of such petition or to the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official with respect to the Company or any of its Subsidiaries without the prior written consent of the holders of at least 51% of the aggregate principal amount of Permitted Senior Indebtedness then outstanding (the “Required Permitted Senior Indebtedness Holders”).

(d) No Rights to Proceeds from Sale of Securities. Notwithstanding anything in the Indenture to the contrary, no holder of Permitted Senior Indebtedness shall have any rights pursuant to the Indenture or this [First][Second] Supplemental Indenture to any proceeds received by any holder of Series [A][B] Notes from any sale of Series [A][B] Notes or Common Stock or any other securities of the Company or any of its Subsidiaries, as applicable, delivered to any holder of Series [A][B] Notes in satisfaction of all, or any part, of any amounts outstanding or other obligations under such Series [A][B] Notes or any other Transaction Document, whether in connection with a proposed conversion of any Notes, exercise of any Warrants or otherwise, provided that, so long as any Permitted Senior Indebtedness is outstanding, any such securities delivered to the holders of Series [A][B] Notes shall be junior in rank or payment to the Permitted Senior Indebtedness.

(e) No Subordination Rights with Respect to Other Securities or Agreements. Notwithstanding anything in the Indenture to the contrary, nothing in the Indenture or this [First][Second] Supplemental Indenture shall be deemed to subordinate any amounts or other obligations due and payable, from time to time, under the Warrants or any other Transaction Document (other than the Notes).

(f) Amendments Related to Equity. Notwithstanding anything in the Indenture to the contrary, there shall be no restrictions on the rights of a holder of Series [A][B] Notes, at any time, to amend, waive, reset or otherwise adjust (whether pursuant to the terms thereof or otherwise) any provision of this [First][Second] Supplemental Indenture or the Series [A][B] Notes or any other Transaction Document; provided, that nothing in any such amendments, waivers, resets or other adjustments may amend or waive any provision of this Indenture or of the [First][Second] Supplemental Indenture, including without limitation, this Section 2.20, in any manner materially adverse to the holders of Permitted Senior Indebtedness then outstanding (solely in their capacity as holders of outstanding indebtedness of the Company or any of its Subsidiaries and not in their capacity as a holder of Common Stock, Convertible Securities (as defined in the Series [A][B] Notes) and/or Options (as defined in the Series [A][B] Notes) and/or other equity securities of the Company or any of its Subsidiaries), without the written consent of the Required Permitted Senior Indebtedness Holders.

(g) Third Party Beneficiaries. Each of the parties hereto acknowledges and agrees that the holders of Permitted Senior Indebtedness (including without limitation, when applicable, each of Fast Pay Partners LLC and its affiliates) (collectively, the “Senior Lender”), as holders of 100% of the Permitted Senior Indebtedness as of the date hereof, shall be an intended and actual third-party beneficiary to this Section 2.20 (Subordination), and each of the parties hereto acknowledges and agrees this [First][Second] Supplemental Indenture confers certain rights, remedies, and benefits upon Senior Lender as set forth herein and Senior Lender may initiate any action to enforce such rights, remedies, and benefits.

Section 2.21. Paying Agent. The Company will act as Paying Agent (as defined in the Indenture) in connection with any payments in accordance with the Indenture or the Series [A][B] Notes.

Section 2.22. TRUSTEE MATTERS.

(a) Duties of Trustee. Notwithstanding anything in the Indenture to the contrary:

(i) with respect to the Series [A][B] Notes, the Trustee shall act solely as set forth herein or as required by applicable law (including, without limitation, the TIA) unless otherwise agreed to by the Holders of not less than a majority in aggregate principal amount of the Series [A][B] Notes (the “Required Holders”), the Trustee and the Company in an additional supplemental Indenture (other than the First Supplemental Indenture or the Second Supplemental Indenture);

(ii) the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties, and the Trustee need not investigate any fact or matter contained therein;

(iii) the Trustee shall not be liable for any action it takes or omits to take in good faith without negligence or willful misconduct which it believes to be authorized or within its discretion, rights or powers;

(iv) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney and the reasonable expenses of every such examination shall be paid by the Company or, if paid by the Trustee or any predecessor Trustee, shall be reimbursed by the Company upon demand;

(v) the permissive rights of the Trustee to do things enumerated in the Indenture shall not be construed as a duty and the Trustee shall not be liable for any action or inaction hereunder other than due to its negligence or willful misconduct as determined by a final order of a court of competent jurisdiction;

(vi) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian, and any other such Persons employed to act hereunder;

(vii) in no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts or war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services (it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to avoid and mitigate the effects of such occurrences and to resume performance as soon as practicable under the circumstances);

(viii) in no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(ix) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of the Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether they conform to the requirements of the Indenture but shall have no obligation or liability for confirming or investigating the accuracy of mathematical calculations or other facts purported to be stated therein;

(x) the Trustee shall not be charged with knowledge of any matter (including any Default) unless and except to the extent actually known to a Responsible Officer of the Trustee or to the extent written notice thereof is received by the Trustee at the Corporate Trust Office, such notice being labeled a “Notice of Default”; and

(xi) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including, without limitation, as Securities Registrar), and each agent, custodian and other Person employed by the Trustee to act hereunder.

(b) Additional Indemnification. In addition to any indemnification rights set forth in the Indenture, the Company agrees to indemnify each of the Trustee, or any successor Trustee, and its officers, directors, agents and employees, for, and to hold it harmless against, any and all loss, liability, damage, claim or expense, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), incurred without negligence or willful misconduct on its part, as determined by a final order of a court of competent jurisdiction, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the reasonable costs and expenses of defending itself against any claim (whether asserted by the Company, or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or in connection with enforcing the provisions of this Section. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim with counsel who shall be reasonably satisfactory to the Trustee, and the Trustee shall cooperate in the defense. In addition, the Trustee may retain one separate counsel on behalf of itself and the Holders (and in the case of an actual or perceived conflict of interest, one additional separate counsel on behalf of the Holders) and, if deemed advisable by such counsel, local counsel, and the Company shall pay the reasonable fees and expenses of such separate counsel and local counsel. The indemnification herein also extends to a settlement.

(c) Successor Trustee Petition Right. If an instrument of acceptance by a successor Trustee required by Section 609 of the Indenture has not been delivered to the Trustee within thirty (30) days after the giving of a notice of removal, the Trustee being removed, at the expense of the Company, may petition any court of competent jurisdiction for the appointment of a successor Trustee with respect to the Securities of such series.

(d) Trustee as Creditor. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Securities), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of claims against the Company (or any such other obligor).

(e) Reports by the Company. In addition to the Company’s obligations pursuant to Section 703 of the Indenture, the Company shall:

(i) file with the Trustee (unless filed with the SEC through the EDGAR system or any successor system), within fifteen (15) days after the Company files the same with the SEC, copies of the annual and quarterly reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; and

(ii) whether or not required under the Exchange Act, so long as any Securities are Outstanding, the Company shall file a copy of all of the information and reports referred to in clauses (i) above with the SEC for public availability within the time periods specified in the SEC rules and regulations (unless the SEC will not accept such a filing) and make such information available to Holders, securities analysts and prospective investors upon request.

The parties hereto acknowledge and agree that delivery of such reports, information, and documents to the Trustee pursuant to the provisions of Section 703 of the Indenture and this Section 2.22(e) is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(f) Execution of Supplemental Indentures. Notwithstanding anything in the Indenture to the contrary, the Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties, liabilities or immunities under the Indenture or otherwise.

(g) Statements by Officers as to Compliance. In addition to the Company’s obligations pursuant to Section 1008 of the Indenture, the Company agrees as follows:

(i) Annually, within ninety (90) days after the close of each fiscal year beginning with the first fiscal year during which one or more series of Securities are Outstanding, the Company will deliver to the Trustee an Officer’s Certificate (which need not include the statements set forth in Section 103 of the Indenture) from the principal executive officer, principal financial officer or principal accounting officer of the Company as to his or her knowledge of the Company’s compliance (without regard to any period of grace or requirement of notice provided herein) with all conditions and covenants under the Indenture and, if the Company shall be in Default, specifying all such Defaults and the nature and status thereof of which such officer has knowledge.

(ii) The Company shall, so long as any of the Securities are Outstanding, deliver to the Trustee, as soon as practicable and in any event within thirty (30) days after the Company becomes aware of any Default, an Officers’ Certificate specifying such Default, its status and the actions that the Company is taking or proposes to take in respect thereof.

(iii) The Company shall deliver to the Trustee within ninety (90) days after the end of each fiscal year of the Company, an Opinion of Counsel to the extent required under the Trust Indenture Act.

(h) No Global Security. Notwithstanding anything in the Indenture to the contrary, none of the Securities shall be represented by a Global Security.

(i) Payment of Taxes and Other Claims. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (2) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves have been made.

(j) Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and perform such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the Indenture.

(k) Expense. Notwithstanding anything in the Indenture to the contrary, any actions taken by the Trustee in its capacity as the Security Registrar shall be at the Company’s reasonable expense.

(l) Authenticating Agent. The Trustee may appoint an Authenticating Agent acceptable authenticate Securities in accordance with Section 611 of the Indenture. Each reference in the Indenture to authentication by the Trustee includes authentication by such agent.

(m) Officers’ Certificate. In lieu of the definition of “Officer’s Certificate” in Section 101 of the Indenture, the Company and the Holders of Senior Indebtedness as of the date hereof have elected to have the following definition apply throughout both the Indenture and this [First][Second Supplemental Indenture, in each case, solely with respect to the Series [A][B] Notes:

“Officer’s Certificate” means, in the case of the Company, a certificate signed by two officers, such as the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Accounting Officer, the President, any Vice President, the Treasurer, the Secretary, or any other duly authorized officer of the Company, or a person duly authorized by any of them, and delivered to the Trustee.

(n) Responsible Officer. In lieu of the definition of “Responsible Officer” in Section 101 of the Indenture, the Company and the Holders of Senior Indebtedness as of the date hereof have elected to have the following definition apply throughout both the Indenture and this [First][Second Supplemental Indenture, in each case, solely with respect to the Series [A][B] Notes:

“Responsible Officer” when used with respect to the Trustee, means any officer within the Global Corporate Trust Services division of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee with direct responsibility for the administration of this [First][Second] Supplemental Indenture, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

ARTICLE III

EXPENSES

Section 3.1. PAYMENT OF EXPENSES. In connection with the offering, sale and issuance of the Series [A][B] Notes, the Company, in its capacity as borrower with respect to the Series [A][B] Notes, shall pay all costs and expenses relating to the offering, sale and issuance of the Series [A][B] Notes (except as otherwise provided in the Securities Purchase Agreement), and the compensation and expenses of the Trustee under the Indenture in accordance with the provisions of Section 606 of the Indenture.

Section 3.2. PAYMENT UPON RESIGNATION OR REMOVAL. Upon termination of this [First][Second] Supplemental Indenture or the Indenture or the removal or resignation of the Trustee, unless otherwise stated, the Company shall pay to the Trustee all amounts accrued to the date of such termination, removal or resignation.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1. TRUSTEE NOT RESPONSIBLE FOR RECITALS. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this [First][Second] Supplemental Indenture.

Section 4.2. ADOPTION, RATIFICATION AND CONFIRMATION. The Indenture, as supplemented and amended by this [First][Second] Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 4.3. CONFLICT WITH INDENTURE; TRUST INDENTURE ACT. Notwithstanding anything to the contrary in the Indenture, if any conflict arises between the terms and conditions of this [First][Second] Supplemental Indenture (including, without limitation, the terms and conditions of the Series [A][B] Notes attached Securities Purchase Agreement and hereto as Exhibit [A-1][A-2]) and the Indenture, the terms and conditions of this [First][Second] Supplemental Indenture (including the Series [A][B] Notes) shall control; provided, however, that if any provision of this [First][Second] Supplemental Indenture or the Series [A][B] Notes limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this [First][Second] Supplemental Indenture, the latter provisions shall control. If any provision of this [First][Second] Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provisions shall be deemed to apply to the Indenture as so modified or excluded, as the case may be.

Section 4.4. AMENDMENTS; WAIVER. Subject to Section 2.20(h), Section 2.22(f) and the rights of the holders of the Permitted Senior Indebtedness, this [First][Second] Supplemental Indenture may be amended by the written consent of the Company and the Required Holders. Subject to Section 2.20(f), Section 2.22(f) and the rights of the holders of the Permitted Senior Indebtedness, no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

Section 4.5. SUCCESSORS. This [First][Second] Supplemental Indenture shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Series [A][B] Notes.

Section 4.6. SEVERABILITY. If any provision of this First][Second] Supplemental Indenture shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this First][Second] Supplemental Indenture in that jurisdiction or the validity or enforceability of any provision of this First][Second] Supplemental Indenture in any other jurisdiction.

Section 4.7. COUNTERPARTS. This [First][Second] Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 4.8. GOVERNING LAW. THIS [FIRST][SECOND] SUPPLEMENTAL INDENTURE AND EACH SECURITY SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this [First][Second] Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

LOCAL CORPORATION

By:
Name:
Title:

ATTEST:

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Acknowledged and Agreed, solely s to Section 2.20, and the definitions related thereto as of this day of , 2015 by:

SQUARE 1 BANK

By:
Name:
Title:

FAST PAY PARTNERS LLC

By:
Name:
Title:

EXHIBIT A-[1][2]

(FORM OF SECURITY)